Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-132911

PRICING SUPPLEMENT
------------------
(To MTN Prospectus Supplement, general Prospectus Supplement and Prospectus dated March 31, 2006)
Pricing Supplement Number: 2658

                            Merrill Lynch & Co., Inc.


                           Medium-Term Notes, Series C
                   Due Nine Months or More From Date of Issue


               Original Issue Discount Notes due February 15, 2037

Principal Amount:                    $100,000,000

Issue Price:                         $12,693,000

Denominations:                       $1,000 and integral multiples thereof

Purchase Price
to Underwriter:                      12.693% of Principal Amount

CUSIP Number:                        59018YZR5

Interest Rate:                       0.00%

Accrual Rate:                        7.000117% accretion yield, semi-annually,
                                     30/360, compounded and paid at the earlier of the Redemption Date (as defined below) or maturity

Original Issue Date:                 February 15, 2007

Stated Maturity Date:                February 15, 2037

Interest Payment Dates:              None

Repayment at the Option
of the Holder:                       The Notes cannot be repaid at the option of
                                     the  holder  prior to the  Stated  Maturity
                                     Date.

Redemption at the Option
of the Company:                      On  February  15 or  August 15 of each year
                                     (or if such date is not a Business  Day, on
                                     the   next   succeeding    Business   Day),
                                     commencing February 15, 2008, Merrill Lynch
                                     & Co., Inc. (the  "Company") may redeem the
                                     Notes (if elected, the "Redemption Date") in whole, but not in part, with not less than five Business Days notice, prior to the Redemption Date for a redemption price specified in the Redemption Schedule shown below

Form: The Notes will be issued in fully registered book-entry form. As described in the accompanying general prospectus supplement, upon issuance, all of the Notes will be represented by one or more fully registered global Notes. Each global Note will be deposited with, or on behalf of, The Depository Trust Company, otherwise known as DTC, or any successor to it (the "depository"), as depositary, and registered in the name of Cede & Co., DTC's partnership nominee.

Trustee:                             The Bank of New York

Underwriter:                         Merrill  Lynch,  Pierce,   Fenner  &  Smith
                                     Incorporated ("MLPF&S")

Business Day:                        Any day  other  than a  Saturday  or Sunday
                                     that is neither a legal  holiday  nor a day
                                     on which banking  institutions  in The City
                                     of New York are  authorized  or required by
                                     law,   regulation  or  executive  order  to
                                     close.

Dated:                               February 6, 2007

                                             Redemption Schedule

                                Redemption Price                        Redemption Price
                                (% of Principal                        (% of Principal
          Redemption Date            Amount)         Redemption Date         Amount)

             2/15/2008              13.597074%          8/15/2027            52.015010%
             8/15/2008              14.072980%          2/15/2028            53.835566%
             2/15/2009              14.565542%          8/15/2028            55.719842%
             8/15/2009              15.075345%          2/15/2029            57.670069%
             2/15/2010              15.602991%          8/15/2029            59.688556%
             8/15/2010              16.149105%          2/15/2030            61.777690%
             2/15/2011              16.714333%          8/15/2030            63.939945%
             8/15/2011              17.299344%          2/15/2031            66.177881%
             2/15/2012              17.904831%          8/15/2031            68.494145%
             8/15/2012              18.531511%          2/15/2032            70.891481%
             2/15/2013              19.180125%          8/15/2032            73.372724%
             8/15/2013              19.851440%          2/15/2033            75.940812%
             2/15/2014              20.546252%          8/15/2033            78.598785%
             8/15/2014              21.265383%          2/15/2034            81.349788%
             2/15/2015              22.009684%          8/15/2034            84.197079%
             8/15/2015              22.780036%          2/15/2035            87.144026%
             2/15/2016              23.577350%          8/15/2035            90.194118%
             8/15/2016              24.402571%          2/15/2036            93.350964%
             2/15/2017              25.256676%          8/15/2036            96.618303%
             8/15/2017              26.140674%          2/15/2037           100.000000%
             2/15/2018              27.055613%
             8/15/2018              28.002575%
             2/15/2019              28.982682%
             8/15/2019              29.997093%
             2/15/2020              31.047008%
             8/15/2020              32.133672%
             2/15/2021              33.258369%
             8/15/2021              34.422432%
             2/15/2022              35.627237%
             8/15/2022              36.874211%
             2/15/2023              38.164830%
             8/15/2023              39.500621%
             2/15/2024              40.883166%
             8/15/2024              42.314101%
             2/15/2025              43.795119%
             8/15/2025              45.327974%
             2/15/2026              46.914480%
             8/15/2026              48.556514%
             2/15/2027              50.256020%